As filed with the Securities and Exchange Commission on November 19, 2013

Registration Statement No. 333-171421

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post-Effective Amendment No.1 to Form S-8 Registration Statement No. 333-171421

UNDER
THE SECURITIES ACT OF 1933

SAND TECHNOLOGY INC
(Exact name of registrant as specified in its charter)

Canada	NA
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4115 Sherbrooke Street West, Suite 500
Westmount, Quebec, Canada H3Z 1B1

(Address of principal executive offices, including Zip code)

SAND TECHNOLOGY INC.
2010 STOCK INCENTIVE PLAN

(Full title of the plan)

Brian S. North, Esquire
Buchanan Ingersoll & Rooney PC
Two Liberty Place, Suite 3200
50 South 16th Street
Philadelphia, PA 19102-2555
(Name and address of agent for service)
(215) 665-8700
Fax: (215) 665-8760
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]
Smaller reporting company [ x ]

DEREGISTRATION OF SECURITIES

     This Post-Effective Amendment relates to the Registration Statement No. 333-171421 of Sand Technology Inc. (the “Company”) on Form S-8, registering 4,000,000 Class A Common Shares under the 2010 Stock Incentive Plan, as previously filed on December 23, 2010 (the “Registration Statement”).

     Pursuant to the Arrangement Agreement dated October 1, 2013, N. Harris Computer Corporation acquired all of the issued and outstanding Class A Common Shares of the Company on November 15, 2013. As a result of this transaction, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

     This Post-Effective Amendment to the Registration Statement is being filed solely for the purpose of deregistering any and all securities previously registered under the Registration Statement that remain unsold.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 19th day of November, 2013.

SAND TECHNOLOGY INC.

By:	/s/Jeff Bender
Jeff Bender
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Date	Capacity

/s/ Jeff Bender	November 19, 2013	Principal Executive Officer
Jeff Bender		and Director
President, Chief Executive Officer and
Director

/s/ Melanie Judge	November 19, 2013	Principal Financial Officer
Melanie Judge		and Principal Accounting
Chief Financial Officer		Officer